Exhibit 99.1
PRESS RELEASE

Contact:
Colleen Mumford
Vice President, Communications and Marketing
CMC Materials, Inc.
(630) 499-2600

DR. ANNE K. ROBY ELECTED TO
CMC MATERIALS’ BOARD OF DIRECTORS

Aurora, IL, June 1, 2021 – CMC Materials, Inc. (Nasdaq: CCMP), a leading global supplier of consumable materials primarily to semiconductor manufacturers, is pleased to announce today the election of Dr. Anne K. Roby to the Company’s Board of Directors.

Dr. Roby, 56, most recently served as an Executive Vice President and Member of the Management Committee of Linde plc, a leader in industrial and specialty materials for the semiconductor and other industries, from September 2017, upon Linde’s merger with Praxair, Inc., until her retirement in July 2020. At Linde, Dr. Roby was responsible for the entity’s Praxair Surface Technologies, Electronic Materials and Helium/Rare Gases businesses, which accounted for annual revenues of more than $1.7 billion. In addition, she led the company’s global functions, including safety, health and environment, sustainability, quality, strategic sales, operations excellence, procurement, digitalization, and research and development. She also was an executive champion of the combined company’s diversity, equity and inclusion programs. Her tenure at Linde capped a more than 25 year career at Praxair prior to the merger, culminating in her serving as a Senior Vice President and Member of the Office of the Chairman from 2014 to 2017, with largely the same responsibilities as at Linde, in addition to global engineering, supply system development and capital project execution. Prior to this, she was the President, Praxair Asia and Electronics, based in Shanghai, China, for four years. Dr. Roby is the Vice Chair of the Board of the Nuvance Health Network, and is a Trustee of Villanova University. She received her B.Sc. from Villanova University, and her Ph.D. from the University of Delaware, both in Chemical Engineering, and is a Member of the National Academy of Engineering.

“We are delighted to welcome Anne to our Board of Directors and look forward to the extensive leadership experience she brings from global semiconductor and specialty materials industries, and other sectors in which advantaged technology, quality and supply chain excellence are critical to success and growth,” said William P. Noglows, CMC Materials’ Chairman. “Anne’s well-respected background, compiled over the past 30 years, is rooted in deep knowledge of customers, suppliers, markets and cultures that are also essential to our business,” added David Li, President and Chief Executive Officer. “In addition, her expertise in critical areas such as sustainability and environmental, health and safety, and the digital transformation of and operational cybersecurity issues related to global technology and manufacturing companies, complements well our existing Board, and we look forward to her guidance and advice in the years to come.”

Dr. Roby was elected today by the Board of Directors of the Corporation with a term continuing until the Corporation’s annual meeting of stockholders to be held in 2022. She also was appointed a member of the Compensation Committee and Nominating and Corporate Governance Committee of the Board of Directors. The Corporation’s Board of Directors has determined that Dr. Roby is an independent director as defined by relevant regulations. The current size of the Corporation’s Board of Directors is eight.

ABOUT CMC MATERIALS, INC.

CMC Materials, Inc., headquartered in Aurora, Illinois, is a leading global supplier of consumable materials primarily to semiconductor manufacturers. The company’s products play a critical role in the production of advanced semiconductor devices, helping to enable the manufacture of smaller, faster and more complex devices by its customers. CMC Materials, Inc. is also a leading provider of performance materials to pipeline operators. The company's mission is to create value by delivering high-performing and innovative solutions that solve its customers’ challenges. The company has approximately 2,100 employees globally. For more information about CMC Materials, Inc., visit www.cmcmaterials.com, or contact Colleen Mumford, Vice President, Communications and Marketing, at 630-499-2600.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements, which address a variety of subjects including, for example, future sales and operating results; growth or contraction, and trends in the industries and markets in which the company participates such as the semiconductor, and oil and gas, industries; the acquisition of, investment in, or collaboration with other entities, and the expected benefits and synergies of such acquisitions; divestment or disposition, or cessation of investment in certain, of the company’s businesses; new product introductions; development of new products, technologies and markets; product performance; the financial conditions of the company's customers; the competitive landscape that relates to the company’s business; the company's supply chain; natural disasters; various economic or political factors and international or national events, including related to global public health crises such as the COVID-19 pandemic, and the enactment of trade sanctions, tariffs, or other similar matters; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property or third party intellectual property; environmental, health and safety laws and regulations, and related compliance; the operation of facilities by the company; the company's management; foreign exchange fluctuation; the company's current or future tax rate, including the effects of changes to tax laws in the jurisdictions in which the company operates; cybersecurity threats; financing facilities and related debt, pay off or payment of principal and interest, and compliance with covenants and other terms; and, uses and investment of the company's cash balance, including dividends and share repurchases, which may be suspended, terminated or modified at any time for any reason by the company, based on a variety of factors. Statements that are not historical facts, including statements about CMC Materials’ beliefs, plans and expectations, are forward-looking statements. Such statements are based on current expectations of CMC Materials’ management and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. For information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to CMC Materials’ filings with the Securities and Exchange Commission (“SEC”), including the risk factors contained in CMC Materials’ Annual Report on Form 10-K for the fiscal year ended September 30, 2020 filed on November 17, 2020. Except as required by law, CMC Materials undertakes no obligation to update forward-looking statements made by it to reflect new information, subsequent events or circumstances.

Source: CMC Materials